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                      January 29, 2021

       Mick Beekhuisen
       Chief Financial Officer
       CAMPBELL SOUP CO
       1 Campbell Place
       Camden, NJ 08103-1799

                                                        Re: CAMPBELL SOUP CO
                                                            Form 10-K for
Fiscal Year Ended August 2, 2020
                                                            Filed September 24,
2020
                                                            File No. 1-03822

       Dear Mr. Beekhuisen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing